UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1, 2019

SUMMER ENERGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-35496	20-2722022
(Commission File Number)	(I.R.S. Employer Identification No.)

5847 San Felipe Street #3700

Houston, Texas 77057

(Address of principal executive offices)

(713) 375-2790

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SUME	OTCQB

 Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Kelli Mitchell as Chief Operating Officer

Effective August 1, 2019, the Board of Directors (the “Board”) of Summer Energy Holdings, Inc. (the “Company”), appointed Kelli Mitchell, 58, to serve as Chief Operating Officer of the Company.  In connection with Ms. Mitchell’s appointment, on August 1, 2019, the Company and Ms. Mitchell entered into an employment agreement (the “Employment Agreement”).  Pursuant to the Employment Agreement, Ms. Mitchell will have the duties and responsibilities as are commensurate with the position of Chief Operating Officer, as reasonably and lawfully directed by the Board.   The initial term of the Employment Agreement is two (2) years from August 1, 2019, and will automatically renew for subsequent one (1) year terms unless either party provides written notice at least 60 days prior to the end of a term to the other party of a desire not to renew employment.

Pursuant to the Employment Agreement, Ms. Mitchell’s annual base salary will be $250,000. She is eligible to receive incentive bonus compensation and equity compensation in the discretion of the Board. Ms. Mitchell will also be granted an initial equity award consisting of an option to purchase up to 150,000 shares of the Company’s common stock, subject to vesting, as set forth in the Employment Agreement.  The Company has the right to terminate Ms. Mitchell’s employment for “Cause” (as defined in the Employment Agreement) at any time immediately upon written notice, or for any reason upon at least thirty (30) days’ prior written notice to Ms. Mitchell.  Ms. Mitchell’s employment shall also terminate automatically upon her death and may be terminated by the Company by reason of her “Disability” (as defined in the Employment Agreement).  Additionally, Ms. Mitchell has the right to terminate her employment without cause at any time on thirty (30) days’ advance written notice to the Company. Further, Ms. Mitchell has the right to resign for “Good Reason” (as defined in the Employment Agreement) on thirty (30) days’ written notice.  In the event that Ms. Mitchell’s employment is terminated by her for Good Reason, or by the Company for any reason other than Ms. Mitchell’s death or Disability (or other than for Cause), or if Ms. Mitchell’s employment is terminated without Cause following a “Change of Control” (as defined in the Employment Agreement), Ms. Mitchell is entitled to receive (a) cash severance payments equal in the aggregate to six (6) months of her annual base salary at the time of termination and (b) continuation of her medical and health insurance benefits for a period equal to the lesser of (i) six (6) months or (ii) the period ending on the date Ms. Mitchell first becomes entitled to medical and health insurance benefits under any plan maintained by any person for whom she provides services as an employee or otherwise, each subject to the terms of the Employment Agreement. In addition, if Ms. Mitchell terminates her employment for Good Reason or her employment is terminated without Cause (including following a Change of Control), any unvested stock options granted to Ms. Mitchell pursuant to the Employment Agreement shall accelerate and immediately vest.

The preceding description of the Employment Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Employment Agreement, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Since 2012, Ms. Mitchell has served as Vice President of Operations with Source Power & Gas LLC (“Source”) in Sugar Land, Texas.  During her time at Source, she was responsible for all customer operations, including retail credit oversight and approval, transaction management, enrollments, account management, collections, customer retention and overall operational business processes and procedures. Ms. Mitchell was also a member of the executive team for establishing strategic direction for the company, working closely with the CEO and other members of the leadership team. Prior to her time with Source, Ms. Mitchell spent two years as a financial advisor with Edward Jones Investments and Chase Investment Services Corporation.  Other experience in the energy industry includes more than four years as the Director of Retail Risk Management at Gexa Energy in Houston, Texas, and two-plus years as the Director of Operations at Constellation NewEnergy, Inc. in Houston Texas.

Ms. Mitchell holds a Bachelor of Science degree in Business Administration and a Masters of Business Administration from Drake University. Ms. Mitchell has worked in the energy industry since 2001 and has extensive leadership and management experience within several facets of the retail electricity business, regulated utilities and financial services industries, including account management, operations management, contract negotiations, review and management, retail risk management, strategy formulation and team leadership and development.

There are no arrangements or understandings between Ms. Mitchell and any other persons pursuant to which she was appointed as Chief Operating Officer. There are also no family relationships between Ms. Mitchell and any of our directors or executive officers, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, other than as set forth herein.

Item 9.01Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER ENERGY HOLDINGS, INC.

Date:	August 6, 2019
By:	/s/ Jaleea P. George
Name:	Jaleea P. George
Title:	Chief Financial Officer